Exhibit 21.1

SUBSIDIARIES OF KBAT Group Inc.

Subsidiaries	Place of Incorporation	Incorporation Time	Percentage Ownership
Kangxin International Ltd.	British Virgin Islands	February 5, 2024	100%
KBT (China) Holdings Group Limited (康贝特（中国）控股集团有限公司)	Hong Kong	March 4, 2024	100%
Shandong Kangmeite Food Machinery Co., Ltd (山东康美特食品机械有限公司)	PRC	June 20, 2024	100%
Shandong Kangbeite Food Packaging Machinery Co., Ltd (山东康贝特食品包装机械有限公司)	PRC	on March 15, 2011	100%
Beijing Yuanze Datong Technology Co., Ltd (北京远泽达通科技有限公司)	PRC	October 10, 2023	100%